Inuvo to Host Live Interactive Web Conference Call April 18th at 4:30 EST

New York, April 17, 2012 Inuvo®, Inc. (NYSE Amex: INUV) an Internet marketing and technology company specializing in marketing browser-based consumer applications, managing networks of website publishers and operating specialty websites, announced a reminder today that it will host an interactive web conference with the investment community on Wednesday April 18th 2012 at 4:30 p.m. (EST). The Company will discuss its 2012 strategy as well as provide a PowerPoint presentation. Any interested parties that wish to participate should follow the instructions below.

Conference Call Details:
Date: Wednesday, April 18th, 2012
Time: 4:30 p.m. Eastern
Participant Dial-In: (877) 941-2068
International Dial-In: (480) 629-9712
Link for Webcast: http://public.viavid.com/viavision/register.php?id=130734&stylesheet=viavid
Click on “Enter as a Guest,” then enter your name and click on “Enter Room”

In addition, the call will be webcast on the Investor Relations section of the Company's website at www.inuvo.com, where it will also be archived for 45 days.
It is recommended that participants dial in approximately 10 minutes prior to the start of the 4:30 p.m. Eastern call. A telephonic replay of the conference call may be accessed approximately three hours after the call through Wednesday, May 2, 2012. To access the replay, please dial (877) 870-5176 for domestic callers or (858) 384-5517 for international callers. At the system prompt, enter pass code 4530483.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE Amex: INUV), is an Internet marketing and technology company specialized in marketing browser-based consumer applications, managing networks of website publishers and operating specialty websites. To learn more about Inuvo, please visit www.inuvo.com.

Contact:
Inuvo, Inc.
Wally Ruiz, 212-231-2000 ext 160
Chief Financial Officer
wallace.ruiz@inuvo.com

or

Alliance Advisors, LLC
Alan Sheinwald, 914-669-0222
President and Founder
asheinwald@allianceadvisors.net